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                               Exhibit 1. (3)(c)
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                              Commission Schedule
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                             COMMISSION SCHEDULE

                                     FOR

               FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES

                                  ISSUED BY

                    GENERAL AMERICAN LIFE INSURANCE COMPANY
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General American Life Insurance Company (the company) has two soliciting agent contracts, the Producer and the Associate contract. An agent licensed to sale the FPVL product for the company must have an active contract under one of the two soliciting agent contracts.


Producer Contract
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First Policy Year

        36% of target premium paid
         4% of all premium paid

Renewal Policy Years

         3% of all premium paid
      0.31% of average policy cash value payable at end of each policy year for policy year 2 through 20

Increase in Face Amount

        12 months following issue of increase
        36% of target premium allocated to increase for that twelve months


Associate Contract
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First Policy Year

      37.5% of target premium paid
       2.5% of all premium paid


Renewal Policy Year

      2.5%  of all premium paid
      0.38% of average policy cash value payable at end of each policy year for policy years 2 through 20
     0 - 5% of target premium paid for policy years 2 through 10.
            Percentage is based on agent level of total production for the company in policy year one.
     0 - 2% of target premium paid for policy years 3 through 10.
            Percentage is based on agent level of total production for the company in policy year two.



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Increase in Face Amount

     12 months following issue of increase

     37.5% of target premium allocated to increase for that twelve months

General Agents receive compensation and expense allowances which may be in part based on the level of agent commission in their agencies. The general agent compensation differs for different types of agent contracts and services provided by the company.